Exhibit 3.8

FORM OF TRANSFER CONSENT AGREEMENT

THIS TRANSFER CONSENT AGREEMENT is made this [        ] day of [        ], 2015 by and among: (i) the NATIONAL HOCKEY LEAGUE, a joint venture organized as an unincorporated association (the “NHL”); (ii) NEW YORK RANGERS, LLC, a Delaware limited liability company (“Rangers LLC”), RANGERS HOLDINGS, LLC, a Delaware limited liability company (“RH LLC”), MSG SPORTS, LLC, a Delaware limited liability company (“MSG Sports”), MSG SPORTS & ENTERTAINMENT, LLC, a Delaware limited liability company (“S&E LLC”) and MSG SPINCO, INC. a Delaware corporation (“Spinco”) (the entities listed in this clause (ii) are referred to collectively as the “Club Parties”); (iii) MSG ARENA, LLC, a Delaware limited liability company (“Arenaco”), MSG Arena Holdings, LLC, a Delaware limited liability company (“Arena Holdco” and together with Arenaco, the “Arena Companies”) and (iv) MSG HOLDINGS, L.P., a Delaware limited partnership (“MSG”), MSGN EDEN, LLC, a Delaware limited liability company (“Eden”), RAINBOW GARDEN CORP., a Delaware corporation (“Rainbow Garden”), REGIONAL MSGN HOLDINGS LLC, a Delaware limited liability company (“RMSG”), and THE MADISON SQUARE GARDEN COMPANY, a Delaware corporation (“TMSGC”) (the entities listed in this clause (iv) are referred to collectively as the “Transferring Parties”, and together with the Club Parties, the “Transaction Parties”).

Background

(a) MSG owns all of the assets comprising the New York Rangers hockey club (the “Rangers”).

(b) Pursuant to a Distribution Agreement dated [        ], 2015 (the “Distribution Agreement”), between TMSGC and Spinco, TMSGC has agreed to distribute on the date hereof to the holders of its common stock all of the outstanding shares of Spinco such that all of the holders of record of Class A common stock and Class B common stock of TMSGC will receive a proportionate number of shares of Class A common stock and Class B common stock, respectively, of Spinco (the “Distribution”). Prior to the Distribution, (i) Spinco has been formed as a direct wholly-owned subsidiary of MSG and (ii) MSG will distribute all of the outstanding shares of Spinco to RMSG, which will distribute those shares to TMSGC. Prior to the distribution of the shares of Spinco to RMSG, MSG will transfer the Rangers to Rangers LLC, a newly formed indirect wholly-owned subsidiary of Spinco. (The transactions described in this paragraph (b), including the Distribution, are referred to collectively as the “Proposed Transactions”.)

(c) After giving effect to the Proposed Transactions: (i) all of the membership interests of Rangers LLC will be directly owned by RH LLC; (ii) all of the membership interests of RH LLC will be directly owned by MSG Sports; (iii) all of the membership interests of Arenaco will be directly owned by Arena Holdco; (iv) all of the membership interests of MSG Sports and Arena Holdco will be directly owned by S&E LLC; (v) all of the membership interests of S&E LLC will be directly owned by Spinco; (vi) except as set forth on Schedule 1A and in paragraph (d) below, to the knowledge of the Transaction Parties and Arena Companies, no person or entity will own more than 5% of the capital stock of Spinco; and (vii) the Transferring Parties will no longer own any direct or indirect interest in Rangers LLC or the Rangers.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and subject to the following terms and conditions, it is agreed as follows:

1.	Ownership, Control.

(a) The Club Parties and the Arena Companies represent, warrant and covenant to the NHL that James Dolan is the Governor of the Rangers and the Executive Chairman of Spinco, and he is responsible for and has the authority to manage the business and affairs of the Rangers and each Club Party and Arena Company, subject to certain prior approvals of the board of directors of Spinco as required by law.

(b) Notwithstanding any provision in any other agreement which may be to the contrary, the NHL Entities and Member Clubs may rely upon as binding upon the Rangers and each Club Party any action of the Governor and each Alternate Governor of the Rangers with respect to any communication, agreement, understanding, action, consent or other transaction with or concerning any NHL Entity or the Member Clubs.

(c) Each Club Party acknowledges and agrees that:

(i) The ownership of the NHL franchise known as the New York Rangers (the “Franchise”), any proposed transfer of the location of the Franchise and any proposed Transfer (as defined below) of the assets of, or any direct or indirect ownership interest in, Rangers LLC or any other Club Party are subject to the NHL Constitution and Agreements (as defined below), including this Transfer Consent Agreement. Without limiting the foregoing, subject to Section 1(c)(ii)(D), any Transfer of the assets of, or a direct or indirect ownership interest in, any of the Club Parties shall be subject to and conditioned upon approval of the NHL pursuant to Article 3.5 of the NHL Constitution (attached hereto as Annex A), unless otherwise provided in the NHL Constitution and Agreements, provided, that: (A) it is acknowledged and agreed that shares of Spinco common stock held by members of the family of Charles F. Dolan (“Dolan”), members of Dolan’s family or trusts for the benefit of members of Dolan’s family (the “Family Trusts”) shall be deemed to be held by Dolan for the purposes of this Transfer Consent Agreement and the NHL Constitution and Agreements and nothing herein or therein shall restrict transfers of such common stock between Dolan and such Family Trusts or such family members or among such Family Trusts or family members, (B) Dolan, members of his family and his Family Trusts may pledge stock of Spinco owned by them as collateral for loans made to them, provided that, in the event that if after giving effect to the Transfer of all of the stock subject to any such pledges Dolan, members of his family and Family Trusts would own in the aggregate less than 51% of the voting power of Spinco, then the pledgees and pledgors with respect to all such pledges shall have executed and delivered to the NHL a lender letter agreement in a form prescribed by the NHL, and (C) the Transfer of the stock of Spinco shall not be deemed to be a transfer of a controlling interest in Spinco for purposes of Article 3.5 of the Constitution to the extent that, following any such Transfer, Dolan and his family and Family Trusts have the right in the aggregate to elect a majority of the board of directors of Spinco. Spinco shall be considered a “member” for purposes of Section 3.5 of the NHL Constitution as currently constituted (which shall govern the Transfer of Spinco common stock for so long as Spinco is a publicly traded company and it owns the Rangers and Section 3.5 is so constituted).

(ii) Without limiting the provisions of subsection (i) above, and except as specifically set forth in (i) above, each Club Party acknowledges and agrees that each of the below listed actions are subject to the approval of the NHL and, accordingly, any such actions taken but not approved by the NHL shall subject the Club Parties and the Franchise to all remedies and rights which may be enforced by the NHL or its Member Clubs (as defined below):

(A)	Rangers LLC, RH LLC, MSG Sports or S&E LLC to change their respective statuses as Delaware limited liability companies, or Spinco to change its status as a Delaware corporation;

(B)	any Club Party to liquidate or dissolve or Transfer a substantial part of its assets to another entity, if such assets include an interest in the Franchise;

(C)	a change in control of any Club Party, whether or not presently provided in the limited liability company agreement or other governing document of such Club Party;

(D)	except as set forth in Section 1(c)(i) or as may otherwise be specifically authorized by this Transfer Consent Agreement, any transaction that will result in a change, directly or indirectly, in the ownership of the Rangers or any Club Party, to the extent such change would constitute a transfer of a membership or ownership interest in a Member Club under Article 3.5 of the NHL Constitution. The parties acknowledge and agree that any transfer of a direct ownership interest in Spinco is subject to compliance with the NHL Constitution and Agreements and that to the extent required by the NHL Constitution and Agreements they shall use reasonable efforts to obtain the NHL’s prior approval of such transactions whenever practicable; provided, however, that, notwithstanding anything to the contrary contained in this Transfer Consent Agreement, any such transfer effectuated without the NHL’s prior written consent (if such consent is required under the NHL Constitution and Agreements) and for which such consent is not granted within 30 days after such transfer by the NHL, will subject the Club Parties and the Franchise, as the NHL’s sole remedy against the Club Parties, to any and all rights and remedies that the NHL may have against one or more Club Parties and/or the Franchise in connection with a material breach by any Club Party of the NHL Constitution and Agreements, including without limitation, those enumerated in Section 3(g) below. The Club Parties agree to be bound by any decision of the NHL and its Member Clubs, and any actions taken by the NHL or its Member Clubs, in connection with the exercise of the NHL’s rights and remedies as contemplated by this Section in respect of such decision not to approve any person or entity to whom any direct ownership interest in Spinco is transferred without the NHL’s written consent (if such consent is required under the NHL Constitution and Agreements) (a “Transferee”) as a holder of an ownership interest in a Member Club. The Affiliated NHL Parties shall be entitled to indemnification in accordance with Section 2 hereof with respect to all Losses arising out of any claim by a Transferee, any Transaction Party or any affiliate of a Transaction Party with respect to the NHL’s and its Member Clubs’ decision not to approve such Transferee as a holder of an ownership interest in a Member Club or any actions taken by the NHL or its Member Clubs in connection with the exercise of its remedies contemplated by this Section in respect of such decision not to approve such Transferee. The parties hereto agree that the failure to obtain the approval of the NHL and/or its Member Clubs for any transfer described in this Section will not in and of itself affect the ability of the transferor to convey good title to the shares transferred. The NHL further agrees that it shall not seek to enjoin any sale of stock of Spinco, provided that the NHL may seek injunctive or other relief to prevent such transferee from exercising dominion or control directly or indirectly over any Club Party or its assets.

(iii) The foregoing covenants apply and shall be enforceable notwithstanding any provision of any document or instrument to the contrary.

(d) Each of the Club Parties (other than Spinco) agrees that its stock, limited liability company or partnership certificate or other document evidencing ownership in such entity, if any, will bear a legend substantially as follows:

“The transfer, pledge or other disposition of this [limited liability company interest] is subject to the approval and consent of the National Hockey League pursuant to the NHL Constitution and Bylaws and a certain Transfer Consent Agreement dated [    ], 2015 with the NHL.”

(e) For the purposes of this Transfer Consent Agreement:

(i) “NHL Constitution and Agreement” means, : (A) the NHL Constitution, (B) the NHL By-laws, (C) the governing documents of each of the NHL, NHL Enterprises, L.P., NHL Enterprises Canada, L.P., NHL Enterprises, Inc., National Hockey League Enterprises Canada, Inc., NHL Enterprises B.V., Intra-Continental Ensurers, Limited, NHL Interactive CyberEnterprises, LLC, NHL Network US, L.P., NHL Network US, Inc., NHL Network, Inc., 3918939 Canada Inc., 3918921 Canada Inc., NHL WCH 16, LP, NHL WCH 16, Inc., any entity that may be formed by the NHL member clubs (the “Member Clubs”) generally after the date of this Transfer Consent Agreement, and each of their respective affiliates and subsidiaries (together with the NHL, the “NHL Entities”), (D) the rules, regulations, memoranda, resolutions, policies, procedures, interpretations and directives of the governing body of each of the NHL Entities (including, without limitation, the NHL Board of Governors) and the NHL Commissioner (the “Commissioner”), and (D) any agreements and arrangements to which the Member Clubs generally or any of the NHL Entities are (or after the date of this Transfer Consent Agreement may become) subject or by which they or their assets are (or after the date of this Transfer Consent Agreement may become) bound, including, without limitation, the current and/or future collective bargaining agreements between the NHL and the National Hockey League Players’ Association and between the NHL and the National Hockey League Officials’ Association and all other agreements, consent agreements, decrees, cooperation agreements and settlement agreements presently or hereafter in effect between or among the NHL Entities, the Member Clubs and/or third parties (including, without limitation, this Transfer Consent Agreement and any other consent agreement or similar agreement, to the extent not superseded, at any time entered into by the Transaction Parties or their affiliates); in each case as they may be amended or adopted from time to time and including the Commissioner’s interpretation thereof and the custom and practice thereunder.

(ii) “Transfer” means any transfer, sale, assignment, issuance, foreclosure, liquidation, wind-up, dissolution, mortgage, hypothecation, pledge or other impairment, encumbrance or distribution.

2.	Release and Limitation of Liability.

(a) As partial consideration for the NHL providing the consents contained herein, each of the Transaction Parties and Arena Companies on their own behalf and on behalf of their successors and assigns, but not on behalf of any other affiliate or subsidiary or in its capacity as a partner, shareholder or agent of any such affiliate or subsidiary, hereby forever release and discharge the NHL, all of the other NHL Entities, all of the Member Clubs (except the Rangers, but including future Member Clubs), each of their respective predecessors, affiliates, successors and assigns, and any of their respective past, present and future direct and indirect owners, partners, shareholders, members, managers, directors, officers, agents, governors, trustees and employees in their respective capacities as such (collectively, “Affiliated NHL Parties”) from (i) any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, Canadian, United States, state, provincial, local or otherwise) (collectively, “Claims”) that are not otherwise expressly described in subparagraph (ii) below and that any Transaction Party or Arena Company ever had, now has or hereafter can, shall or may have by reason of or concerning any act, omission, transaction, occurrence, rule, regulation, resolution, policy, procedure, or directive taken, occurring, or existing at any time up to and including the date of the execution of this Transfer Consent Agreement, relating to, or arising from, any hockey operations or any NHL activity, including without limitation, the performance, presentation or exploitation of any hockey game or hockey exhibition, or in respect of the Proposed Transactions; and (ii) all of the “Released MSG Claims” as defined in paragraph 1(f) of that certain Settlement Agreement dated March 23, 2009 (the “Settlement Agreement”) and those Claims based on the actions, policies or practices described in items (i) through (iii) of paragraph 1(f) of the Settlement Agreement, in each case, that exist as of the date of the execution of this Transfer Consent Agreement or continue materially unchanged after the date of the execution of this Transfer Consent Agreement; provided that nothing in this paragraph shall be construed or interpreted as a release and discharge by any of the Transaction Parties or Arena Companies of (x) any Claims expressly reserved in the Settlement Documents (as such term is defined in the Settlement Agreement) pursuant to paragraphs 13 and 16 of the Supplemental Agreement dated as of March 23, 2009, except that the Transaction Parties and Arena Companies acknowledge that the actions, policies or practices described in paragraphs 13 and 16 of such Supplemental Agreement have not changed materially between the Effective Date of the Settlement Documents and the date of the execution of this Transfer Consent Agreement; (y) any obligation of the NHL or any Affiliated NHL Party under any of the Settlement Documents, or (z) any amounts due to any of the Transaction Parties or Arena Companies from any Affiliated NHL Parties in the ordinary course, or any amounts due or claims under agreements executed prior to the date hereof (including, but not limited to, in respect of player transactions). With respect to clause (i) of this paragraph, the parties agree that no inferences shall be drawn against the Affiliated NHL Parties from the absence of a provision that the release applies to such actions, policies or practices continuing materially unchanged after the date of the execution of this Transfer Consent Agreement and, as such, either party shall be free to raise any and all arguments whatsoever about the scope and/or applicability of the Court’s October 10, 2008 Opinion in Madison Square Garden, L.P. v. National Hockey League, et al., No. 07 CIV. 8455 (LAP) relating to the extent to which the Claims covered by clause (i) of this paragraph are released as related to actions, policies and practices that continue materially unchanged after the date of the execution of this Transfer Consent Agreement, provided, for clarity, that all Claims covered by clause (i) that exist as of the date of the execution of this Transfer Consent Agreement are released. To the extent any Affiliated NHL Party asserts a claim against any Transaction Party or Arena Company then the release contained in this paragraph shall not prohibit such Transaction Party or Arena Company from asserting a defense or counterclaim to that claim. Except as expressly described herein, nothing in this paragraph shall be construed to be in derogation or as a limitation of any rights Rangers LLC or any Affiliated NHL Party has pursuant to the Settlement Documents.

(b) Without limiting any other rights the NHL may have:

(i) the Club Parties and Arena Companies hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all losses, obligations, claims, liabilities, fines, penalties, damages, costs and expenses (including without limitation, reasonable costs of investigation and settlement and attorneys’ fees, including in actions with Affiliated NHL Parties) incurred or required to be paid by an Affiliated NHL Party (collectively, “Losses”) arising out of, attributable to or relating to any liability or obligation of the Club Parties or the Arena Companies under this Transfer Consent Agreement; and

(ii) the Transferring Parties hereby jointly and severally agree to indemnity and hold harmless the Affiliated NHL Parties from and against any and all Losses arising out of, attributable to or relating to any liability or obligation of the Transferring Parties under this Transfer Consent Agreement.

Any Affiliated NHL Party claiming a right of indemnity hereunder shall give the indemnifying party prompt notice of the claim, action, suit, proceeding or circumstance giving rise to the potential Losses and shall afford the indemnifying party the opportunity to participate in the defense of such claim, action, suit or proceeding; provided, however, that the failure of any Affiliated NHL Party to give such prompt notice shall not affect its right to receive indemnification under the Transfer Consent Agreement except to the extent that indemnifying party is materially and adversely affected by the failure. No claim against either an individual Member Club or which is based primarily on an act or omission of the Rangers for which indemnification is sought under this paragraph will be settled without the consent of the indemnifying parties, such consent not to be unreasonably withheld.

3.	Additional Provisions.

(a) This Transfer Consent Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, any corporation or other business entity into which any party shall be merged, consolidated or amalgamated or to which substantially all of the assets of a party shall be transferred in each case in accordance with the NHL Constitution and Agreements. No Transaction Party or Arena Company may assign any of its rights or delegate any of its duties under this Transfer Consent Agreement without the prior written consent of the NHL. Notwithstanding anything in the Distribution Agreement or any other material agreement relating to the Proposed Transaction (each, a “Transaction Document”) to the contrary, except as provided in paragraph 11 of the Settlement Agreement, any dispute between or among the parties hereunder relating to the subject matter hereof shall be deemed to be a dispute which shall be resolved in accordance with Section 6.3 of the NHL Constitution and the Commissioner shall have full and exclusive jurisdiction and authority to arbitrate and resolve such dispute unless the NHL shall have waived the application of Section 6.3 of the NHL Constitution to any future agreement or relationship in a writing that refers to that provision. Notwithstanding anything to the contrary contained in any Transaction Document, Rangers LLC shall have the right: (i) to amend, modify, rescind or restate all governing, constitutive, operating and other agreements or documents relating to the NHL or any other NHL Entity and any of their subsidiaries or affiliates, whether now existing or formed in the future, and to liquidate, dissolve or merge any of those entities, (ii) to vote in favor of any of the actions set forth in clause (i), and (iii) to invest or acquire an interest in any entity in which Member Clubs generally are investing or acquiring interests.

(b) Any notice or other communication under this Transfer Consent Agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile (with a copy by any other means permitted for the giving of notices under this section), one (1) day after being sent by a reputable overnight courier, or three (3) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the NHL:	National Hockey League
1185 Avenue of the Americas
New York, New York 10036
Attention: General Counsel

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Wayne D. Katz, Esq.

If to any Club Party or Arena Company:
Two Penn Plaza
New York, New York 10121
Attention: General Counsel

If to any Transferring Party:	Two Penn Plaza
New York, New York 10121
Attention: General Counsel

or to such other persons or to such other addresses as the parties hereto shall designate from time to time by like notice.

(c) This Transfer Consent Agreement shall not be modified, supplemented, or terminated orally, and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely in New York. It is acknowledged and agreed that the NHL will suffer immediate and irreparable harm in the event of a breach of this Transfer Consent Agreement by any other party hereto of any of its or his obligations hereunder and will not have an adequate remedy at law, and therefore, the NHL shall in addition to any other remedy available to it at law or in equity, except as otherwise provided herein, be entitled to temporary, preliminary and permanent injunctive relief (except as provided in Section 1(c)(ii)(D)) and a decree for specific performance in the event of a breach or threatened or attempted breach, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of any other security. The Transaction Parties also acknowledge and agree that to the extent permitted by the NHL Constitution and Agreements (including this Transfer Consent Agreement), certain actions of only one or more of the Transaction Parties or their respective affiliates or subsidiaries may result in the exercise of rights and remedies against Rangers LLC, other Club Parties and/or the Franchise, including, but not limited to, the involuntary termination of the Franchise. This Transfer Consent Agreement shall be interpreted neutrally and without regard to the party that drafted it and, in particular, no rule of construction shall be applied as against any party hereto that would result in the resolution of an ambiguity contained herein against the drafting party solely by reason of such party being the drafting party.

(d) This Transfer Consent Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

(e) No failure on the part of any party to exercise, and no delay of exercising, any right, power or remedy under this Transfer Consent Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver by any party of another party’s compliance with the provisions of this Transfer Consent Agreement shall be effective unless set forth in a writing signed by the party granting such waiver, and no waiver of any provision on any one occasion shall constitute a waiver of such provision or any other provision on any subsequent occasion.

(f) Except as expressly provided in this Transfer Consent Agreement, the representations, covenants and agreements contained in this Transfer Consent Agreement shall be construed as several representations, covenants and agreements between, as applicable, each of the parties hereto other than the NHL, on the one hand, and the NHL, on the other hand, and not as representations, covenants and agreements between any of such parties other than the NHL between each other. Accordingly, any of such representations, covenants and agreements, and any of the transactions referred to in such representations, covenants and agreements, may be waived, amended, consented to or otherwise approved by the NHL, on the one hand, and the particular party other than the NHL to which such representations, covenants, agreements or transactions apply, on the other hand, without the consent or approval of any other party. By way of illustration and not limitation, changes in any party’s direct or indirect ownership of the Rangers or in the ownership of any party may, for all purposes of this Transfer Consent Agreement, be consented to by such party and the NHL without the consent of any other party. Notwithstanding the preceding provisions of this Section 3(f), absent an express provision to the contrary, (i) the covenants in this Transfer Consent Agreement in favor of the NHL and/or the Affiliated NHL Parties by each of the Club Parties shall be joint and several with the other Club Parties and (ii) the covenants in this Transfer Consent Agreement in favor of the NHL and/or the Affiliated NHL Parties by each of the Transferring Parties shall be joint and several with the other Transferring Parties.

(g) The parties hereto acknowledge and agree that the failure by any of the Transaction Parties or Arena Companies to comply in a material respect with any of the provisions of this Transfer Consent Agreement shall constitute a material breach of this Transfer Consent Agreement which entitles the NHL to take action permitted by the NHL Constitution and Agreements and and/or this Transfer Consent Agreement. Said action includes, in addition to any and all other rights to which the NHL shall be entitled to under this Transfer Consent Agreement or otherwise, the right of the NHL to commence termination proceedings under Article III of the NHL Constitution and except as provided in Section 1(c)(ii)(D) such other remedies as may be provided by law or in equity for the breach of a material obligation; provided that, if in the judgment of the NHL, which shall not be exercised in an arbitrary or capricious way, a breach that occurs is one which may be cured by a Transaction Party or Arena Company, the NHL shall not commence termination proceedings under Article III of the NHL Constitution, or permit any such termination proceedings commenced by any other person to be concluded, unless it shall have first given to such Transaction Party and/or Arena Company notice of and such opportunity to cure the default as the NHL deems appropriate under the circumstances in its judgment, which shall not be exercised in an arbitrary or capricious manner. No party hereto shall attempt to prevent the NHL’s exercise of such rights on the basis that the NHL cannot exercise dominion or control over its allocable share of the rights or assets that are the subject of the NHL’s actions because it was not the breaching party.

(h) The headings in the sections of this Transfer Consent Agreement are inserted for convenience of reference only and shall not constitute a part thereof.

(i) This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except for the NHL Entities and as provided in Section 2).

(j) If any provision of this Agreement shall be deemed invalid or unenforceable by a court having jurisdiction, the balance of this Agreement shall remain in effect and shall be enforced to the maximum extent permitted by law.

(k) As used in this Agreement, the term “affiliate” means, with respect to a specified person or entity: (i) any other person or entity directly or indirectly controlled by, controlling, or under common control with the specified person or entity, and (ii) any family member of the specified person or trust for the benefit of one or more family members of the specified person.

(l) Subject to the third sentence of Section 3(a), the courts of New York State located in New York County and the United States District Court for the Southern District of New York located in New York County shall have exclusive jurisdiction over the parties (and the subject matter) with respect to any dispute or controversy arising under or in connection with this Transfer Consent Agreement, and by execution of this Transfer Consent Agreement, each Transaction Party and Arena Company submits to and accepts the exclusive jurisdiction of those courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any matter affecting Rangers LLC or the Rangers, in general. A summons or complaint in any such action or proceeding may be served in accordance with Section 3(b). Each Transaction Party and Arena Company irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it or he may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.

(m) Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms.

[Signature pages follow.]

IN WITNESS WHEREOF, this Transfer Consent Agreement has been executed as of the date first written above.

NATIONAL HOCKEY LEAGUE

By:
Name:	David Zimmerman
Title:	Executive Vice President,
Chief Legal Officer
and General Counsel

NEW YORK RANGERS, LLC

By:
Name:
Title:

RANGERS HOLDINGS, LLC

By:
Name:
Title:

MSG SPORTS, LLC

By:
Name:
Title:

MSG ARENA, LLC

By:
Name:
Title:

MSG ARENA HOLDINGS, LLC

By:
Name:
Title:

MSG SPORTS & ENTERTAINMENT, LLC

By:
Name:
Title:

MSG SPINCO, INC.

By:
Name:
Title:

MSG HOLDINGS, L.P.

By:
Name:
Title:

MSGN EDEN, LLC

By:
Name:
Title:

RAINBOW GARDEN CORP.

By:
Name:
Title:

REGIONAL MSG HOLDINGS LLC

By:
Name:
Title:

THE MADISON SQUARE GARDEN COMPANY

By:
Name:
Title:

Annex A

CONSTITUTION

….

3.5. Transfer of Membership or Ownership Interest in a Member Club. No membership or ownership interest in a Member Club may be sold, assigned or otherwise transferred except (a) with the consent of three-fourths of the members of the League, and (b) upon the condition that the transferee will at all times be bound by and comply with the terms, provisions and conditions of this Constitution, and (c) upon the further condition that the transferee shall assume or guarantee all debts, liabilities and obligations of the transferor member existing at the date of transfer. Application for the sale, transfer or assignment of a membership or ownership interest must be made in writing to the Commissioner. Upon receipt of such application, the Commissioner shall conduct such investigation as he deems appropriate. Upon completion of the investigation, the Commissioner shall submit the application to the members for approval, together with his recommendations thereon and all such information that the Commissioner deems pertinent. Transfer of membership or ownership interest in a Member Club shall not release the transferor from any debt, liability or obligation to the League existing at the date of transfer. Upon transfer of membership or ownership interest in a Member Club any and all interest of the transferor in and to any and all funds, property, rights and interests in the League shall cease.

“Ownership interest” in a Member Club as used above shall include any stock, partnership (general or limited) or other proprietary holding in any corporation, company association, partnership, or other organization which holds, directly or indirectly, the franchise of Member Club. The approval required for transfer of an ownership interest in a Member Club (as distinguished from transfer of membership) shall be waived for all publicly held companies owning such interest prior to June 24, 1981. Such approval requirement shall also be waived for any transfer of a non-controlling ownership interest of any member whose stock is listed on the American, New York, Toronto or other public stock exchange. If the proposed sale, assignment or transfer involves an interest of five percent (5%) or less, the Commissioner shall have the authority to approve the transaction without submitting it to the Board of Governors. If the proposed sale, assignment or transfer involves an interest of between five percent (5%) and ten percent (10%), it may be approved by the Executive Committee without submitting it to the full Board of Governors.

All legal fees and costs incurred by the League in effecting a transfer of member or ownership interest shall be assessed against the Member Club whose membership or ownership interest is being transferred, and, unless agreed to the contrary by the parties, shall be the obligation of the transferee.